Filed Under Rule 424(b)(3), Registration Statement No. 333-104444, 333-104444-01 and 333-104444-02

Pricing Supplement Number 23 Dated 09/07/2004

(To: Prospectus Dated April 25, 2003 and Prospectus Supplement Dated March 25, 2004)

Investors should read this pricing supplement in conjunction with the Prospectus and Prospectus Supplement.

CUSIP Number	Selling Price	Gross Concession	Net Proceeds	Coupon Type	Coupon Rate	Coupon Frequency	Maturity Date	1st Coupon Date	1st Coupon Amount	Survivor's Option	Product Ranking	Moody's Rating	S & P Rating
74432ADB3	100.00%	0.63%	$820,837.50	FIXED	3.25%	SEMI- ANNUAL	09/15/2007	03/15/2005	$16.16	YES	Senior Unsecured Notes	A3	A-

Redemption Information: Non-Callable.

Joint Lead Managers and Lead Agents: Banc of America Securities LLC, INCAPITAL, LLC Agents: A.G. Edwards & Sons, Inc., Bear, Stearns & Co., Inc., Charles Schwab & Co. Inc., Citigroup, Edward D. Jones & Co., L.P., Fidelity Capital Markets, Merrill Lynch & Co., Morgan Stanley, Ramirez & Co., Inc., Raymond James & Associates, Inc., RBC Dain Rauscher Inc., Muriel Siebert & Co., Inc., UBS Financial Services Inc., Wachovia Securities, LLC

CUSIP Number	Selling Price	Gross Concession	Net Proceeds	Coupon Type	Coupon Rate	Coupon Frequency	Maturity Date	1st Coupon Date	1st Coupon Amount	Survivor's Option	Product Ranking	Moody's Rating	S & P Rating
74432ADC1	100.00%	1.00%	$1,428,570.00	FIXED	4.00%	QUARTERLY	12/15/2009	12/15/2004	$9.89	YES	Senior Unsecured Notes	A3	A-

Redemption Information: Non-Callable.

Joint Lead Managers and Lead Agents: Banc of America Securities LLC, INCAPITAL, LLC Agents: A.G. Edwards & Sons, Inc., Bear, Stearns & Co., Inc., Charles Schwab & Co. Inc., Citigroup, Edward D. Jones & Co., L.P., Fidelity Capital Markets, Merrill Lynch & Co., Morgan Stanley, Ramirez & Co., Inc., Raymond James & Associates, Inc., RBC Dain Rauscher Inc., Muriel Siebert & Co., Inc., UBS Financial Services Inc., Wachovia Securities, LLC

CUSIP Number	Selling Price	Gross Concession	Net Proceeds	Coupon Type	Coupon Rate	Coupon Frequency	Maturity Date	1st Coupon Date	1st Coupon Amount	Survivor's Option	Product Ranking	Moody's Rating	S & P Rating
74432ADD9	100.00%	1.75%	$6,419,655.00	FIXED	5.00%	SEMI- ANNUAL	09/15/2017	03/15/2005	$27.35	YES	Senior Unsecured Notes	A3	A-

Redemption Information: Non-Callable at 100.000% on 09/15/2007 and every coupon date thereafter.

Joint Lead Managers and Lead Agents: Banc of America Securities LLC, INCAPITAL, LLC Agents: A.G. Edwards & Sons, Inc., Bear, Stearns & Co., Inc., Charles Schwab & Co. Inc., Citigroup, Edward D. Jones & Co., L.P., Fidelity Capital Markets, Merrill Lynch & Co., Morgan Stanley, Ramirez & Co., Inc., Raymond James & Associates, Inc., RBC Dain Rauscher Inc., Muriel Siebert & Co., Inc., UBS Financial Services Inc., Wachovia Securities, LLC

Prudential Financial, Inc.	Trade Date: Tuesday, September 13, 2004 @12:00 PM ET	Prudential Financial, Inc.

751 Broad Street	Settle Date: Thursday, September 16, 2004	$1,000,000,000.00 Prudential Financial, Inc. InterNotes®

Newark NJ 07102	Minimum Denomination/Increments: $1,000.00/$1,000.00	Prospectus Dated 25-Apr-03 and Prospectus Supplement Dated: 25-Mar-04

Initial trades settle flat and clear SDFS: DTC Book Entry only

DTC number: 0443 via Pershing, LLC

If the maturity date or an interest payment date for any note is not a Business Day (as defined in the Prospectus), principal, premium, if any, and interest for that note is paid on the next Business Day, and no interest will accrue from, and after, the maturity date or interest payment date.

The Prudential Financial, Inc. InterNotes will be represented by a single master global note in fully registered form, without coupons. The master global note will be deposited with, or on behalf of, DTC and registered in the name of a nominee of DTC, as depository, or another depository as may be named in a subsequent pricing supplement.

InterNotes® is the trademark of INCAPITAL, LLC. All rights reserved